                              EMPLOYMENT AGREEMENT


         AGREEMENT, dated as of October 1, 2000, by and among GLIMCHER DEVELOPMENT CORPORATION, a Delaware Corporation, with offices at 20 South Third Street, Columbus, Ohio, 43215, ("the Company") and SCOTT T. MCCARTHY, an individual residing at 1934 Dunham, Rochester, MI 48306 (the "Executive").

         WHEREAS, the Executive Compensation Committee of the Board of Trustees of Glimcher Realty Trust ("Committee"), ratified and approved the employment by Glimcher Development Corporation, an affiliate of Glimcher Realty Trust, of the Executive pursuant to the terms and conditions of the Executed Engagement Letter.

         WHEREAS, the Company, upon approval of the employment of Executive by the Committee, agreed to prepare a formal written Employment Agreement containing provisions of the Engagement Letter.

         IT IS AGREED:

A.  JOB COMMENCEMENT:

    October 1, 2000, or sooner at your discretion


B.  TERM OF EMPLOYMENT AGREEMENT:

    1. This Contract will be for three years and will automatically be extended on a one-year basis upon the expiration of the initial three-year period. Further, the contract will be automatically extended for one year upon the expiration of each one-year term as extended after the initial three-year period.
    2.  Subject to Termination Issues as set forth below

C.  DUTIES:

    1.  Title:  Senior Vice President of Development
    2.  Report to Michael Glimcher
    3. Responsibilities: You will be directly responsible for the redevelopment of all existing properties and the development of future properties within the parameters of pro formas that will be budgeted for on a project-by-project basis. You will be responsible for directly supervising the development department personnel and further training and hiring additional personnel as needed. You will be directly responsible for all hiring and terminations within the department, subject to guidelines of the Executive Compensation Committee of Glimcher Properties Corporation andsubject to approval by the Vice President of Human Resources.

    4. You will be responsible for being familiar with and abiding by all of the policies contained in the Managers' Handbook, which will be provided to you upon commencement of your employment and which may be modified from time to time within the discretion of the Company.

D.  TERMINATION ISSUES:

    1. Death or Disability: This agreement will terminate upon your death or total disability. In the event of termination all long-term compensation will be vested and payable.
    2. Termination with Cause: During the term of your employment, you can only be terminated by the Company for cause. "Cause" means the willful failure to perform your duties with the Company of your engagement in conduct (including but in no way limited to fraud or theft) which has a material adverse effect on the business affairs of the Company, monetarily or otherwise. If the Company terminates your employment for cause, you will not be entitled to severance benefits of any kind.
    3. Termination without cause: If you are terminated without cause, the Company shall pay your base salary and bonus for a period equal to the remaining term of the contract or one year's salary, whichever is greater, and will pay for the continuation of your health, life and disability insurance for a two-year period beginning on the date your employment is terminated. In the event of termination without cause all long-term compensation will be vested and payable. Severance amounts are not subject to mitigation.
    4. Termination by Employee: If you voluntarily terminate your employment for any reason, you shall not be entitled to severance benefits of any kind.
    5. Change of Control: In the event of a Change in Control of GRT as provided for in the Severance Benefits Agreement referenced in Section G below, any and all sums due to the Executive under this Contract shall be credited against any and all sums due to the Executive under the Severance Benefits Agreement.

E.  COMPENSATION:

    1.  Salary:  Base Salary of $250,000 annually.
    2. Additional Compensation: Beginning on December 31, 2000 and continuing at the end of every succeeding three-month period, the Company will pay you additional compensation in the amount of $25,000 for overseeing the redevelopment of the Value MegaMall (VMM) properties including the Great Mall of the Great Plains in Olathe, Kansas, Supermall of the Great Northwest in Auburn, Washington, and Jersey Gardens in Elizabeth, New Jersey. The compensation will be allocated 1/3 to each VMM property.

    3. Bonus: Upon commencement of your employment, you and the Company will mutually agree in writing upon a bonus system based on meeting specific net operating income (NOI) and other occupancy goals for the VMM properties, the creation of new development opportunities and creating redevelopment opportunities in the existing Glimcher portfolio.
    4. Equity Compensation: Your participation in stock options or stock grant issues and the amounts of options or shares will be determined by the Executive Compensation Committee in its sole discretion. Participation will be consistent with the philosophy of allocation to other Senior Executives.
    5. Long Term Compensation: In consideration of the current long-term bonus arrangements with your current employer, upon your providing the Company with written verification of these arrangements, the Company will pay you $171,876 at the expiration of the initial term of your employment agreement with the Company or upon termination of your employment without cause by the Company, whichever occurs first.

F.  RETIREMENT PROGRAMS:

    You will be eligible to participate in the Company's 401(k) plan in accordance with the terms of the Company's plan applicable to employees. You will receive a benefits packet upon commencement of your employment, which will describe the Company's 401(k) plan in more detail.

G.  SEVERANCE BENEFIT AGREEMENTS:

    Subject to the approval of the Executive Compensation Committee and Board of Trustees, you will be offered substantially the same written severance benefit agreement as provided other senior executives which provides a lump sum payment equal to three (3) times your total base salary only in the event of a change in control of the Company, as the term "change in control" is defined in the severance benefit agreement. Severance benefits shall also include acceleration of vesting of options and other benefits in the event of a change in control as contained in the current Severance Benefit Agreements currently in effect with other senior executives. There will be no severance benefit agreement between the Company and you relating to a change in control other than that agreed to by you and the Company in writing.

H.  MISCELLANEOUS BENEFITS:


    1. Documented business travel expenses will be reimbursed in accordance with Company policy.
    2.  Temporary Housing/Relocation expenses will be paid as outlined below:
           Up to 90 days of documented temporary housing expenses, not to exceed $4,500 total
           The documented cost of up to 10 trips between Columbus and Detroit for you and/or your spouse, not to exceed 3 round trip flights
           The documented commission on the sale of your existing residence in Rochester, Michigan, not to exceed $18,000
    3. The documented cost of moving your household goods to Columbus, not exceed $7,500
    4. Insurance: You will be eligible for medical, dental, life and disability insurance coverage in accordance with the terms of the Company's plans which apply to the Company's full time employees. You will receive a benefits packet upon commencement of employment which will describe the Company's 401(k) plan in more detail.
    5.  3 weeks vacation
    6.  Holidays are per Company policy as outlined in the Managers Handbook.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written,


GLIMCHER DEVELOPMENT CORPORATION
A Delaware Corporation

By: /s/ Michael P. Glimcher                            October 19, 2000
    ---------------------------                        --------------------
      Michael P. Glimcher                              Date
      President



EXECUTIVE

/s/ Scott T. McCarthy                                  October 19, 2000
-------------------------------                        -------------------
Scott T. McCarthy                                             Date